Sequoia Financial Advisors, LLC.
Code of Ethics

2026

Contents
Background    3
Definitions    3
Acknowledgement of Receipt of Code.    4
Standards of Business Conduct    5
Fiduciary Obligation    5
Protecting Confidentiality and Material Nonpublic Information.    5
Insider Trading    6
Personal Securities Holdings and Transactions.    7
General    7
Prohibited Purchases and Sales.    8
Trading Policy    8
Exempted Transactions    9
Periodic Reporting and Quarterly Transactions    10
Outside Business Activities.    10
Gifts and Entertainment.    10
Whistleblower Policy.    11
Reporting Potential Misconduct.    11
Responsibility of the Whistleblower.    11
Handling of Reported Improper Activity    11
No Retaliation Policy.    12
Reported to Regulators    12
Recordkeeping.    12
Violations of the Code    12
Reporting Violations and Sanctions    12

Background
The Securities and Exchange Commission (SEC) adopted rule 204A-1 (the “Rule”) under the Investment Advisors Act that requires investment advisors to adopt this Code of Ethics (“Code"). Rule requires an investment advisor's Code of Ethics to set forth:
•Standards of conduct
•Require compliance with federal securities laws
•Address personal securities holdings and transactions
•Obtain pre-clearance of certain transactions
•Other factors as described below
This Code establishes rules of conduct for all employees, (“Access Persons”) of Sequoia Financial Advisors, LLC, (“Sequoia Financial Advisors”, “Sequoia”, “us”, “we”, “Firm”, or “SFA”) and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family and household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that SFA and its employees owe a fiduciary duty to Sequoia Financial Advisors, LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:
•Serving their own personal interests ahead of clients
•Taking inappropriate advantage of their position with the Firm
•Any actual or potential conflicts of interest or any abuse of their position of trust and responsibility

The policies included in this Code of Ethics are designed to comply with Rule 204A-1 and to align with the vision and values of Sequoia Financial Advisors and its subsidiaries, as described below:

•Vision — To continuously improve our team of professionals who will work together to help clients as they work to obtain their financial and investment goals. To grow to become our clients' most trusted financial advisor.
•Values — Integrity, passion, teamwork and trust. Our clients trust us with critical parts of their lives. We will never take this for granted and we will strive to earn this trust anew each and every day.
As Access Persons of Sequoia Financial Advisors, it is imperative that the Vision and Values of SFA are kept in mind as you contemplate the requirements of this Code of Ethics and as you serve our clients in your daily responsibilities.

Definitions
•Access Person — Any person of SFA who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
•Automatic Investment/Dividend Reinvestment Plan - Program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

•Federal Securities Laws - Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-BliIey Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.
•IPO - An offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
•Limited Offering - An offering exempt from registration under the Securities Act of 1933.
•Reportable Fund - Any Fund for which the Adviser serves as investment adviser as defined in the Investment Company Act of 1940. Any Fund whose investment adviser controls, is controlled or is under common control with the Adviser.
•Reportable Security - Any security except (i) direct obligations of the U.S. government; (ii) bankers' acceptances, CDs, commercial paper and high quality short-term debt instruments including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issues by open end mutual funds other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are Reportable Funds.
•Beneficial Ownership — interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has a beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A direct or indirect pecuniary interest in a security, A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owns the securities, his or her spouse or minor children own the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.
•Supervised Person — Any director, officer and/or partner of SFA (or other persons occupying a similar status or performing similar functions) and any Investment Advisor Representative, ("IAR”) of SFA. Supervised Persons also include Access Persons and any employee of SFA, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an advisory client of the Advisor, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Acknowledgement of Receipt of Code
All Supervised Persons (and independent contractors) will be provided with a copy of the Code and must initially and annually attest to SFA that they have:
•Received a copy of the Code
•Read and understand all provisions of the Code
•Abided and will abide by the Code
•Reported and will report all account holdings as required by the Code
•Reported and will continue to report any violations of the Code
All Supervised Persons will make the same written acknowledgement upon receipt of any amendment(s) to the Code.

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Standards of Business Conduct
SFA strongly believes it is appropriate to conduct all business dealings in an ethical fashion and encourages all Supervised Persons to live up to not only the technical requirements of this Code, but also the spirit in which it is intended.
Supervised Persons are required to abide by all applicable federal securities laws. Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•To defraud such client in any manner
•To mislead a client, including by making any statement that omits material facts
•To engage in any act, practice or course of conduct, which operates or would operate as a fraud or deceit on a client
•To engage in any manipulative practice with respect to such client
•To engage in any manipulative practice with respect to securities, including price manipulation;
•To favor the interests of one client over another client
•To profit personally, directly or indirectly, as a result of nonpublic knowledge about a security or a transaction
Fiduciary Obligation
SFA and its Supervised Persons have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Supervised Persons should avoid even the appearance of a conflict of interest and should fully disclose all material facts concerning any conflict that does arise with a client.

Protecting Confidentiality and Material Nonpublic Information
In the course of normal business activities, Access Persons may receive confidential information concerning clients and potential clients. In order to maintain client confidence and trust, this information must be handled with integrity and discretion.
As a general rule, confidential information pertaining to a client of SFA should never be communicated to anyone other than employees of SFA who need to know, and where appropriate. For example, SFA discloses personal information to non-affiliated co-advisers, brokers and other agents, including but not limited to Charles Schwab & Company, Inc., (“Schwab”), National Financial Services LLC, and Fidelity Brokerage Services LLC (together with all affiliates, "Fidelity"), Long Road Risk Management, and ValMark Securities, Inc. and/or directed by the client to help SFA provide its advisory services, process client transactions and service client accounts. SFA may also provide personal information to vendors providing data processing, computer software maintenance and development, compliance and legal consulting, and other general business consulting services.
These vendors are required to sign a nondisclosure agreement (or language indicating same in a service agreement) agreeing to maintain the confidentiality of all non-public personal information.
SFA may disclose personal information if SFA believes in good faith that such disclosure is required to comply with applicable laws, such as cooperating with regulators, or to resolve consumer disputes.

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A judgment about who needs to know about particular client information depends on the facts and circumstances and should be discussed by the Supervised Person with his/her Supervisor or Compliance Department.
Access to material nonpublic information about SFA's securities recommendations, client securities holdings and transactions is to be accessed only to those individuals who need the information to perform their duties. As a Supervised Person of SFA, it is each person's responsibility to safeguard clients' sensitive information, keeping in mind that protection of client information is one of the ways SFA continues to both earn and maintain our clients' trust.
Insider Trading
In accordance with the Insider Trading and Securities Fraud Enforcement Act of 1988, no Access Person may trade a security while in the possession of materials non-public information (MNPI) about the security.

This Policy applies to all directors, officers, and employees of SFA, as well as their respective family members and others in their households (collectively referred to as an “Access Persons”, and any other individuals the CCO may designate as Access Person because they have access to material nonpublic information. Advisor understands they must get pre-clearance in MCO for any personal or family account transactions in those securities.
No Access Person may disseminate or directly or indirectly tip such information to others who may trade the security.
No Access Person may pass along MNPI, recommend buying or selling securities while aware of material or gifting, including to family members, others living in household, friends, or casual acquaintances.
MNPI includes any information that a reasonable investor would consider in making an investment decision. Non-public information is information that has not been disseminated in a manner that would make it generally available to investors.
An Access Person who has reason to believe that he or she, or a customer, is in possession of “inside information” should contact SFA's Compliance Department immediately prior to taking any action through compliance@sequoia-financial.com.

Restricted Securities
SFA clients may be part of publicly traded companies or senior executive officers, management, employees, or independent contractors for publicly traded companies who are in possession of MNPI. (“Access Persons”), according to SEC Section 16, anyone who is directly or indirectly a beneficial owner of more than 10% of a company, or any director or officer of the issuer of such a security. If the Advisor has reason to believe or becomes aware that it advises any "Access Persons” as clients, Advisor will notify compliance immediately at compIiance@sequoia-financial.com. Advisor will also take all reasonable steps to avoid any Insider Trading violations.
A current list of the Access Persons and their respective companies (to the extent applicable) shall be maintained by Compliance and AMD Departments. All securities listed shall be designated as the Restricted Securities. The purchase and/or sale of any of the Restricted Securities by any SFA employee or representative is prohibited unless expressly approved in advance by the CCO and/or delegates. This prohibition applies to any transaction for any account, regardless of for whom they are made (i.e., an Access Person, any Firm client, any Firm employee/representative, etc.). The CCO and/or delegates may take such additional steps that deem necessary before approving any transaction in Restricted Securities.

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Because of this sensitive nature, all Access Persons will need to complete an Attestation in MCO and disclose security name and list all Access Persons that may know about this information. Those individuals subject to preclearance will not be exempt from the general prohibitions listed in this Code or the Policies and Procedures designed to prevent insider trading. The CCO and/or delegates will review periodically a list of persons who are subject to preclearance. A list of restricted stocks and a watchlist of stocks, will be kept private in a restricted Box file by the CCO and/or delegates and those listed as Access Persons.
Access Persons are to login to MCO and fill out information to get pre-approval from CCO and/or delegates for any trade to be done from the Restricted Stock or Watch lists. Any trades done from the Restricted Stock or Watch lists, will be flagged in MCO, and reviewed by CCO and/or delegates. Access Persons are to notify CCO and/or delegates if a new security is under consideration.
Personal Securities Holdings and Transactions
We are fiduciaries. Our duty is at all times to place the interests of our clients first.
Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the clients. An Access Person may not induce or cause a client to take action, or not take action, for personal benefit, rather than for the benefit of the client.

All Personal Securities transactions will be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest, or any abuse of an Access Person's position of trust and responsibility.
All Access Persons must comply with SFA's policies regarding personal securities transactions. SFA policies are described below.
General
SFA requires that all accounts of immediate family members of Access Persons (e.g., spouses, children, and any dependent relatives), and/or in which an Access Person has a beneficial ownership, financial interest, or any ability to exercise control be custodied at Schwab, Fidelity or on the Approved Custodian List and linked to SFA.

Purchases of limited or private offerings require pre-approval from the Compliance Department prior to proceeding with a transaction.
Purchases of limited or private offerings are banned from offering to prospects.
SFA prohibits Access Persons from acquiring any securities in an initial public offering (IPO) without prior written approval from the Compliance Department.

Exception: There are instances where certain accounts are not held at Schwab or Fidelity. In such an instance, the CCO and/or delegates must approve the account opening in writing. The custodian must be able to feed in account transactions to MCO.
Initial Holdings Report —all Access Persons must submit to SFA's Compliance Department initial holdings reports no later than 10 days after the person becomes an Access Person, and containing the disclosure information, required in Rule 204A-1. The Compliance Department will provide each Access Persons with a list of the information to be included in the initial holdings report. If subsequent account transaction information cannot be obtained through electronic reporting systems, then Access Persons must print and submit statements as often as statements are issued (quarterly at minimum), to the Compliance Department.

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New Accounts — General policy is for Access Persons to open accounts through Schwab or Fidelity UNLESS Pre-Approval is obtained. Please see Compliance Department with a list of Approved Custodians that feed into MCO. Access Persons are required to ensure that the new account is showing up in MCO within 30 days.

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Annual Holdings Report — For any account or investment that has been approved but does not feed into MCO or does not send duplicate statements to Sequoia Compliance Department, the Access Person must submit an annual holdings report once every 12 months with information that is current (within 45 days) as of the date of the report. The report must include a list of all Reportable Accounts and the holdings of all Reportable Securities. The report must also include all accounts in which any securities are held for the Access Person's direct or indirect benefit along with the name of the broker, dealer or bank holding such account. For each Reportable Security in which an Access Person has direct or indirect beneficial ownership, the Access Person must provide the information as follows:
•The name of any broker, dealer, or bank with which the access person maintains an account in which any securities are held for the Access Person's direct or indirect benefit
•Date of Report
•Title and Type of Security
•Ticker Symbol or CUSIP
•Number of Shares
•Principal Amount
See Periodic Reporting and Quarterly transaction section below for further detail.

Prohibited Purchases and Sales
No Access Person may purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest, and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by a client of the Advisor or is being purchased or sold by a client of the Advisor unless a trade ticket is submitted to AMD (in which case employee trades may not be made until client activity is completed) and preclearance requirements are followed. Access Person transaction must include the same terms as the client and/or fund. Models are ok.
Trading Policy
Limited or private offerings IPO's, including SPAC's (Covered Securities), must be approved through the Preclearance Process. To obtain pre-approval for the purchase or sale of any Covered Security the Access Person must obtain preapproval through our AMD and Compliance Departments.
Access Persons who are identified as members of the Restricted Information Research Group are required to pre-clear all non-model personal (or family related) transactions through MCO. Transactions cannot be entered without first obtaining compliance approval. If a pre-clear was made and has not been approved within 3 days, a new pre-clear must be created as that first one has expired.
Information barriers for Research Group

1."Restricted content" is any information deemed material and non-public ("MNPI") related to a public equity security. Includes the following:
a.Information regarding future trading decisions for the Focus Fund, and related SMA(s).
b.MNPI provided by company insiders, including Clients, including MNPI provided in their personal capacity.
2.Confidentiality — The Restricted Information Research Group ("Research Group") may not share any restricted content outside the Research Group.
3.Reporting of securities where MNPI receipt is likely.

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SFA clients may be part of publicly traded companies or senior executive officers, management, employees, directors, or independent contractors for publicly traded companies who are in possession of MNPI. ("Insiders") If the Advisor has reason to believe or becomes aware that it advises any "Insiders" as clients, Advisor will notify compliance immediately at compliance sequoia-financial.com.
Advisor will also take all reasonable steps to avoid any Insider Trading violations.
A current list of the Access Persons and their respective companies (to the extent applicable) shall be maintained by Compliance and AMD Departments. All securities listed shall be designated as the Restricted Securities. The purchase and/or sale of any of the Restricted Securities by any SFA employee or representative is prohibited unless expressly approved in advance by the CCO and/or delegates. This prohibition applies to any transaction for any account, regardless of for whom they are made (i.e., an Access Person, any Firm client, any Firm employee/representative, etc.). The CCO and/or delegates may take such additional steps that deem necessary before approving any transaction in Restricted Securities.
4.Approved restricted content communication channels:
a.Sequoia email
b.Phone calls
G.    In person (limited to members of the Research Group only)
d.    Box files restricted to access by the Research Group only
For individual stock purchases, bond purchases, ETF and ETN purchases, Access Person orders must be placed after all other client market orders have been placed which will be determined on a daily basis.
If SFA is making purchases for client accounts over a period of time, any employee purchases will be made after positions are established in client accounts.
All Access Person non-model trade requests regarding securities on the recommended list will occur after all client trades have occurred within the Sequoia model accounts as part of the firm-wide rebalance/tactical tilts. (Access Persons who are on a Sequoia model will be included within the firm-wide rebalance/tactical tilts.)
The interests of the client supersede the interests of SFA or the personal investment interests of its employees.

Exempted Transactions
The trading policies described above do not apply to the following situations:

•Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control. (Examples: Robos, outside managed already approved by Compliance)
•Purchases which are part of an automatic dividend reinvestment plan
•Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

Periodic Reporting and Quarterly Transactions
All employee accounts are required to be held at Schwab or Fidelity unless approval is given from Compliance. This allows Compliance to conduct the necessary checks and tests as well as reporting.

The Compliance Department will review employee account transactions on a quarterly basis and maintain a permanent record of such reviews.

All accounts must be disclosed regardless of when they are opened (even if established during the quarter).

Outside Business Activities
Sequoia Financial Advisors has a fiduciary duty to ensure outside activities do not create a conflict of interest with Clients. To ensure this responsibility is met, all outside business activities must be submitted to SFA Compliance through MCT / MCO. The following activities are prohibited without prior approval:
1.Service as an officer or on the board of directors of any publicly or privately traded company.
2.Serving as a trustee for any non-family client of SFA
3.Serving in any other fiduciary capacity for a non-family client of SFA
4.In cases where the roles listed above are approved, SFA shall implement appropriate procedures to mitigate and disclose and conflicts of interest that are identified.
Gifts and Entertainment
Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Sequoia Financial Advisors, LLC has adopted the policies set forth below to guide supervised persons in this area.
No supervised person may give or accept cash gifts to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of Sequoia Financial Advisors, LLC.
Supervised persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving Sequoia Financial Advisors, LLC, or that others might reasonably believe would influence those decisions.
Modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible.
Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.
Gifts, whether sent or received, should not exceed $250.00 per person or entity on an annual basis. Any gift over $250 must obtain pre-approval of the CCO or delegate
Supervised Persons are required to maintain a log of all gifts and entertainment received (submitted through MCO/MCT). The log should include, at a minimum, the following:
•Person / Entity name
Amount of gift/entertainment

•Reason for gift
•Date of gift:/entertainment
Whistleblower Policy
Every employee has a responsibility for knowing and following the Firm's policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's principal or a similarly designated officer, has overall supervisory responsibility.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and it's employee's at risk.
Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company's policies.
Reporting Potential Misconduct
To ensure consistent implementation of such practices, it is imperative that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a Supervised Person or other party) confidentially and without retaliation.
Sequoia Financial Advisors, LLC's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.
Supervised Persons may report potential misconduct by submitting a ‘Whistleblower’ disclosure on MCO/MCT website available as a single sign in from the SalesForce home page. The disclosure may be submitted anonymously unless the individual provides their name. Concerns may be made under this policy on a confidential or anonymous basis; however, Whistleblowers must recognize that we may be unable to fully evaluate a vague or general concern that is made anonymously. Any report should describe in detail the specific facts demonstrating the basis for the complaint, report or inquiry. Reports of violations or suspected violations must be reported to the compliance department and/or CCO. Supervised Persons may report suspected improper activity by the CCO to the CEO.
Responsibility of the Whistleblower
A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of SFA's Compliance Manual or the Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.
Handling of Reported Improper Activity
The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Sequoia Financial Advisors, LLC to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.
No Retaliation Policy
It is the Firm's policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. More specifically, we will not discharge, demote, suspend, threaten, harass, or in any manner discriminate against any Supervised Person based upon the lawful and good faith actions of such Supervised Person submitting a concern. It is, however, noted that the act of making allegations that prove to be unsubstantiated or made maliciously, recklessly, with gross negligence or foreknowledge that such allegations are false will be viewed as a serious offense and may result in discipline (including without limitation termination of employment and civil or criminal liability). A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes she or he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm's CEO in the event the concern pertains to the CCO.

Reported to Regulators
Notwithstanding the foregoing, nothing in this Manual or in any employment-related agreement or consulting agreement should be construed or interpreted as SFA taking any action to impede or prevent Whistleblowers from reporting possible security violations to the SEC, and the provision of this paragraph shall supersede any employment policy, employment agreement, consulting agreement or confidentiality agreement to the contrary.
Recordkeeping
Rule 204-2(a)(12) and (13) of the Advisers Act requires advisors to keep copies of all relevant material relating to any applicable Code of Ethics. Supplemental policies and procedures are reflected in the SFA Compliance Manual.

Violations of the Code
All Supervised Persons shall immediately report any apparent violation or non-compliance with the Code to the Compliance Department or SFA's Board of Directors. Any retaliation for the reporting of a violation under the Code will constitute a violation of the Code.
Any violation of the Code may result in disciplinary action including but not limited to warning, fines, disgorgement, suspension, demotion or termination of employment or licensing.
Reporting Violations and Sanctions
CCO shall promptly report to CEO all apparent material violations of the Code. When CCO finds that a violation otherwise reportable to CEO could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the CEO.

The CEO shall consider reports made to the reporting file hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the Firm.